Exhibit 99.1

April 24, 2015

Dear Shareholder:

I wanted to reach out to you once again as the trading in Bio-Path’s stock continues to be erratic. I would like to reiterate that we believe the fundamentals in Bio-Path remain strong and we are on track with all of our programs.

The recent selling activity in the stock appears to be mostly attributable to the upcoming June reconstitution of the Russell Indexes. Bio-Path is currently included in the Russell Global, Russell 3000® and Russell Microcap® Indexes. As we noted last year, inclusion in the indexes remains in place for one year. As we move closer to the date of the reconstitution, index funds which by mandate can only hold positions in stocks on the Indexes, will need to sell their Bio-Path shares. This creates a technical sell-off which is beyond our control.

We understand the frustration surrounding this, and the most important thing Bio-Path management can do is to continue to move its clinical programs and strategic plan forward. And that is exactly what we are doing, as we undertake strategic measures to advance our proprietary technology in order to achieve the most benefit to patients and shareholders.

We believe our neutral liposomal delivery technology has the potential to solve the antisense industry dilemma and change the way cancer is treated. We are building a dossier of scientific and human data that point to the validity of our proprietary drug delivery technology. In particular, our ability to deliver antisense to patients’ cancer cells and knock down the target protein, as demonstrated in human patient blood samples collected during the clinical trial.

As we continue to gather more and more clinical data, our technology is garnering additional attention within the medical community. As was recently announced, we have been invited to make a presentation at IBC’s 17th Annual TIDES Oligonucleotide and Peptide Therapeutics Conference taking place May 3-6 in San Diego. The TIDES Summit is prominently known as the premier conference for the oligonucleotide and peptide discovery, development and manufacturing industries.

The potential for our technology is large and we are prioritizing the opportunities in order to maximize the technology’s value.

First and foremost, enrollment into the Phase 2 safety segment of our lead product candidate, Liposomal Grb-2 in combination with Ara-C, for acute myeloid leukemia, remains on track. To be clear, we will communicate the findings from the study, but we will not provide interim perspective or updates as we need to maintain the integrity of the study. In parallel, we continue to advance the compound in chronic myelogenous leukemia.

The pre-clinical work that is being performed on Liposomal Grb-2 for the triple negative and inflammatory breast cancer indications is continuing. We are encouraged by the toxicity studies to date and later this summer we should be in a position to provide additional information and time lines for this indication.

Bio-Path is not a one product company, and expanding our proprietary product pipeline is a key focus for us. As we mentioned in December, we started work on Liposomal Bcl-2 for follicular lymphoma. We currently expect to file an Investigation New Drug (IND) application in the second half of 2015, with enrollment possibly opening for the study by the end of the year.

In addition to moving our two lead compounds forward, after careful review, we have identified additional targets to pursue that play a role in multiple cancers, including non-small cell lung cancer. Pre-clinical work on these targets has already begun.

As you can see, our research and development efforts are going full-force and despite stock market commentary, Bio-Path is making tremendous progress which may have a great impact on the treatment of cancer. With our advancing and growing pipeline, our capital needs are increasing corresponding with the cost of running multiple research programs at once. As such, we are considering putting into place an “at-the-market” financing program with a reputable investment bank that would allow us to sell shares from time to time into the open market at prevailing market prices. Of course, we will be diligent with this program and access the capital as needed for specific product development, and only when the appropriate market dynamics are in place. This financial flexibility should provide for the necessary capital when needed, while maintaining prudent balance sheet management.

Finally, with the progress we have made advancing our technology, I believe the time is right for Bio-Path to implement a more active investor communications program. As a result, we plan to engage an investor relations firm as soon as possible to develop strategic programs to communicate the Bio-Path message to investors. As part of our program to refresh our brand, we have developed a new logo which we expect to unveil to the public in the near future.

I have never been more confident and proud of the work Bio-Path is doing. The stock market may rise and fall, but Bio-Path’s focus and execution remains steady. Thank you for your continued support.

Sincerely,

/s/ Peter Nielsen

Peter Nielsen

President and Chief Executive Officer

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.